EXHIBIT 10.1

Summary of Cash Incentive Bonus Plan

ZOLL Medical Corporation (the “Company”) maintains a cash incentive bonus plan pursuant to which executives may receive an annual cash bonus, based on their performance as measured against predetermined goals and objectives established by the Compensation Committee and reviewed with the Board of Directors. Specific criteria for these bonuses are determined based on a combination of qualitative and quantitative measures, the details of which are established each year. These goals vary for each executive based on his or her responsibilities and role within the Company and include corporate financial performance measures, which may include achieving targeted corporate earnings per share growth, revenue growth, return on sales and cash flow. Each executive will typically have a number of goals tied to his or her completion of specific management objectives. The target amount of the bonus is a target percentage of the executive’s base salary, but can be greater or less than the target percentage based upon underachievement or overachievement of the respective goals. The target amounts are set each year by the Compensation Committee and reviewed with the Board of Directors. Early in the year following the measurement year, the Compensation Committee reviews the performance of the executives and approves the amount of the cash bonus to be paid to each executive.